Exhibit 99.1

UPC POLSKA, INC. ANNOUNCES EXTENSION TO VOTING DEADLINE

December 12, 2003:  UPC Polska, Inc. (“UPC Polska” or the “Company”), a financial holding company organised under the laws of the State of Delaware USA, today announced that the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered an Order approving an extension of the Voting Deadline on the Company’s proposed First Amended Plan of Reorganization to December 16, 2003 (the “Extended Voting Deadline”).  Accordingly, Ballots (and Master Ballots cast on behalf of beneficial holders of UPC Polska Notes) must be submitted so that they are actually received by the Voting Agent on or before the Extended Voting Deadline (December 16, 2003 at 5:00 p.m. (Prevailing Eastern Time) unless otherwise extended by the Company by entry of an order by the Bankruptcy Court) at the following address:

Voting Agent

Bankruptcy Services LLC

By regular mail:

UPC Polska Ballot Processing
P.O. Box 5295
Grand Central Station
New York, NY 10163-5295

By messenger or overnight courier:

UPC Polska Ballot Processing
c/o Bankruptcy Services LLC

70 East 55th Street
New York, NY  10022-3222
Telephone:  1-888-498-7765

Any Voting Party, other than those which have signed the Restructuring Agreement (unless in accordance with the terms thereof), may change its vote on the Plan at any time prior to the Voting Deadline.  Thereafter, votes may not be changed except to the extent authorized by the Bankruptcy Court.

UPC Polska encourages all holders of claims to vote to accept the First Amended Plan of Reorganization by returning their ballots by the Extended Voting Deadline, December 16, 2003 at 5:00 p.m. Prevailing Eastern Time.  Questions regarding voting or voting procedures may be directed to Bankruptcy Services LLC at (888) 498–7765.

All other deadlines in the case set by the Bankruptcy Court remain the same.

Unless otherwise defined herein, all capitalized terms used in this Report shall have the meanings ascribed to such terms in the Order entered by the Bankruptcy Court on October 30, 2003 (A) Approving (i) Adequacy of Disclosure Statement and (ii) Solicitation and Tabulation Procedures, (B) Establishing Voting Record Date, (C) Establishing Voting Deadline, (D) Scheduling and Approving Form and Manner of Notice of Hearing to Confirm Plan and (E) Establishing Deadline and Procedures for Objections to Confirmation of the Plan.

UPC Polska Inc. through its Polish subsidiaries, operates one of the largest cable systems in Poland with approximately 1,872,800 homes passed and approximately 1 million subscribers at the end of September 2003.  The Company is 100% owned by a subsidiary of UGC Europe, Inc., which is one of the leading broadband communications and entertainment companies in Europe.  Through its broadband networks, UGC Europe provides television, Internet access, telephony and programming services.  UGC Europe’s shares are traded in the United States on the NASDAQ National Market (ticker: UGCE).  UGC Europe is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA).

Website: www.upc-polska.com

NOTE: Except for historical information contained herein, this release may contain forward-looking statements (any statement other than those made solely with respect to historical fact) based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on a variety of assumptions that may not be realized and are subject to significant business, economic, judicial and competitive risks and uncertainties, including those set forth below, many of which are beyond the Company’s control. The Company’s actual operations, financial condition, cash flows or operating results may differ materially from those expressed or implied by any such forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions. These statements may be identified by the use of words like “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “pro forma,” “anticipates” and similar expressions. The Company undertakes no obligation to update or revise any such forward-looking statements.

The forward-looking statements and the Company’s liquidity, capital resources and results of operations are subject to a number of risks and uncertainties including, but not limited to, the following: the ability of the Company to restructure its outstanding indebtedness on a satisfactory and timely basis; the ability of the Company and UPC Polska Finance, Inc. (“Polska Finance”) to confirm and consummate the First Amended Plan of Reorganization dated October 27, 2003 (the “Plan”) in connection with the Company’s petition for relief under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”); the ramifications of the restructuring; risks associated with not completing the restructuring consistent with the Company’s and Polska Finance’s timetable; risks associated with third parties taking actions inconsistent with, or detrimental to, the consummation of the Plan; the ability to fund, develop and execute the business plan of the Company and its subsidiaries (the “UPC Polska Group”); potential adverse developments with respect to the UPC Polska Group’s liquidity or results of operations; competitive pressures from other companies in the same or similar lines of business as the UPC Polska Group; economic conditions in Poland generally, as well as in the pay television business in Poland, including decreasing levels of disposable income per household and increasing rates of unemployment; risks associated with an amendment to copyright law in Poland which took effect on January 1, 2003; ongoing process of copyright law development in Poland; risks relating to future relations with the Polish National Telephone Company; risks related to lost revenues resulting from piracy; changes in laws and regulations affecting the UPC Polska Group, including those related to taxation; business changes, including pay television programming changes; foreign exchange rate fluctuations; future financial performance of the UPC Polska Group, including availability, terms and deployment of capital; the UPC Polska Group’s ability to comply with government regulations; the overall market acceptance of the UPC Polska Group’s products and services, including acceptance of the pricing of those products and services; the failure of Telewizyjna Korporacja Partycypacyjna S.A. (“TKP”) to satisfy contractual obligations owed to or on behalf of the UPC Polska Group arising out of the Company’s transaction with Canal+ S.A. and the UPC Polska Group’s limited ability to liquidate its investment in TKP; potential adverse publicity regarding the Company’s restructuring and its petition for relief under Chapter 11 of the Bankruptcy Code; and the other factors detailed from time to time in the Company’s filings with the SEC. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release.

This press release shall not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy any securities of UPC Polska, or a solicitation of any votes in favor of the plan of reorganization, nor shall there be any exchange or sale of securities of UPC Polska or solicitation of votes in favor of the plan of reorganization in any jurisdiction in which such offer, exchange, sale or solicitation would be unlawful.

For further information, please contact:

Claire Appleby	Bert Holtkamp
UPC Investor Relations	UPC Corporate Communications
+ 44 (0) 207 838 2004	+ 31 (0) 20 778 9447
Email: ir@upccorp.com	Email: corpcomms@upccorp.com

NBS Public Relations
Marek Kuderski
+ 48 (0) 22 826 7418